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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Fair Isaac Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 1, 2005,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 1, 2005

PLACE	Offices of Fair Isaac Corporation 901 Marquette Avenue, 33rd Floor Minneapolis, Minnesota 55402-3232

ITEMS OF BUSINESS	1. To elect nine directors to serve until the 2006 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on Friday, December 3, 2004. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2004 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the internet or telephone voting instructions on the proxy card. Any stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to attest to such ownership at the registration table prior to the Annual Meeting.

ANDREA M. FIKE Vice President, General Counsel and Secretary

December 28, 2004

FAIR ISAAC CORPORATION

901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING PROCEDURES

Proxy Statement

      This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair Isaac Corporation (“Fair Isaac,” the “Company,” “we” or “us”), a Delaware corporation, of proxies to be voted at our 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, February 1, 2005, and at any postponement or adjournment thereof. A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2004, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 28, 2004.

Voting of Shares Represented by Proxies on Items of Business

      The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to our Office of the Secretary or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy. However, any stockholder who attends the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with instructions on the proxy card. If no such specifications are made, proxies will be voted FOR the election of the nine nominees for director listed in this Proxy Statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s auditors for the fiscal year 2005.

Voting of Shares Represented by Proxies on Other Business

      The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

Proxy Solicitation

      We will bear the expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby, and we will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, our officers and other employees may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies, and no additional compensation will be paid for such solicitation. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, at a cost of $7,000, plus normal out-of-pocket expenses.

Outstanding Shares

      Only holders of our Common Stock at the close of business on December 3, 2004 (the “Record Date”), are entitled to receive this notice and to vote their shares at the Annual Meeting. At the close of business on the Record Date, there were 68,532,905 shares of Common Stock, $0.01 par value, issued and outstanding, and 20,323,879 shares of Common Stock were held as treasury stock by the Company. The shares held as treasury stock are not entitled to vote.

Voting Rights

      Each share of Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting, subject to the provisions regarding cumulative voting in the election of directors. As to the election of the directors, each stockholder is entitled to one vote per share, multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single candidate or may distribute them among two or more director candidates, as the stockholder sees fit. However, no stockholder may cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of our director nominees as they may determine, other than among those candidates for whom authority to vote has been withheld.

Votes Required

      A plurality of the votes cast is required for the election of each of the nine nominees for director listed in this Proxy Statement under Proposal 1. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify Proposal 2, the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year 2005. Abstentions will be counted toward a quorum and have the effect of negative votes with regard to Proposal 2. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted towards a quorum and will have the same effect as negative votes with regard to Proposal 2. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

Confidential Nature of Voting

      Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

INFORMATION ABOUT THE BOARD OF DIRECTORS, BOARD COMMITTEES AND CERTAIN CORPORATE GOVERNANCE MATTERS

Board Meetings, Committees and Attendance

      During fiscal 2004, our Board of Directors met 14 times. During fiscal 2004, the Board had three standing committees: the Audit Committee; the Compensation Committee; and the Governance, Nominating and Executive Committee. Each committee’s current charter, the criteria used to determine the independence of our directors and committee members, and our Corporate Governance Guidelines are available free of charge on the Company’s web site, www.fairisaac.com, or by writing to the Office of the Secretary at our corporate headquarters. Each incumbent director attended more than 75% of the aggregate number of all Board meetings and meetings of committees on which the director served during fiscal 2004.

Lead Independent Director

      Our Corporate Governance Guidelines provide that independent directors will meet in executive session at each regular Board meeting. The Chair, or if the Chair is also the Chief Executive Officer, a lead independent director appointed by the Board, will preside at these meetings. A. George Battle, the Chair of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

Director Independence Criteria

      The Board of Directors has adopted criteria consistent with the New York Stock Exchange listing requirements for use in determining whether its directors and director nominees are independent. The Board has determined that a majority of the Board as a whole is composed of “independent directors,” and each member of its standing committees is an “independent director” under these criteria.

Attendance at Annual Meeting of Stockholders

      It is the policy of the Company, set forth in our Corporate Governance Guidelines, that directors should attend the Company’s annual meetings of stockholders, absent special circumstances. All persons nominated for election in 2004 as director attended our 2004 annual meeting.

Policy for Stockholder Communications with Board

      All interested parties, whether stockholders or otherwise, may send written communications to the Board of Directors or specified individual directors by addressing their communication to the Office of the Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Secretary and delivered, in the form received, to the presiding director or, if so addressed, to a specified director.

Audit Committee

      The Audit Committee is a separate committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee are A. George Battle, Andrew Cecere (beginning April 5, 2004), Guy R. Henshaw (Chair), and David S. P. Hopkins. The Audit Committee selects and retains independent auditors and assists the Board in its oversight of the integrity of the Company’s financial statements, including the performance of our independent auditors in their audit of our annual financial statements. The Audit Committee meets with management and the Company’s independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Board has determined that Mr. Battle is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the Exchange Act. The Audit Committee held 16 meetings during fiscal 2004.

Compensation Committee

      The members of the Compensation Committee are Tony J. Christianson, Alex W. Hart, Philip G. Heasley (Chair), and Margaret L. Taylor. The Compensation Committee determines all aspects of the compensation of our executive officers and considers and makes recommendations to the Board concerning action with respect to broadly based compensation and benefits plans. The Committee also administers the Company’s 1992 Long-term Incentive Plan (“LTIP”), 2002 Stock Bonus Plan (“SBP”), and 2003 Employment Inducement Award Plan (“EIAP”). The Compensation Committee held 12 meetings during fiscal 2004.

Governance, Nominating and Executive Committee

      The members of the Governance, Nominating and Executive Committee are A. George Battle (Chair), Philip G. Heasley, and Guy R. Henshaw. This Committee may exercise certain powers of the full Board. It is also responsible for developing and recommending to the Board a set of corporate governance principles, identifying and considering appropriate candidates for election to the Board, and establishing the agenda for Board meetings. The Governance, Nominating and Executive Committee held six meetings during fiscal 2004.

      Evaluation of Director Candidates. In evaluating director candidates, the Committee will review all nominees for director regardless of the source of the nomination and will consider, in accordance with its charter, the composition of the Board as a whole, the requisite characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee has not established specific minimum qualifications in this connection. The Committee will recommend to the Board those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such considerations as experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board.

      Candidates Recommended by Stockholders. The Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates to the Committee should write to the Office of the Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, stating in detail the candidate’s qualifications for consideration by the Committee. If a stockholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with certain procedures set out in the Company’s By-laws.

      Action on Director Candidates. Following consideration by the Governance, Nominating and Executive Committee, the full Board will review and act, or recommend action to the stockholders, as appropriate, with respect to director nominees. Invitation to join the Board will be extended by the Board, acting through its Chair, and by the Chief Executive Officer.

      Board, Committee and Director Performance. The Governance, Nominating and Executive Committee oversees the processes developed by each of the Board’s committees for the execution of its duties, and oversees and reports to the Board on an annual self-assessment of the performance of the Board, each standing committee of the Board, and each individual Director.

Director Compensation

      We compensate each director who is not an employee of the Company (an “Outside Director”) with a combination of cash and options to purchase Company stock. We periodically review our program of director compensation in view of our belief that director compensation should be competitive, and link rewards to stockholder returns through increased ownership of our stock. During fiscal 2004, Outside Directors were compensated as described below.

      Cash Compensation. In fiscal 2004, each Outside Director other than the Chair received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. The Chair received an annual retainer of $40,000 for services as Chair, plus $2,000 for each Board and $1,000 for each committee meeting attended. Outside Directors who are chairs of standing committees (in 2004, the Audit, Compensation, and Governance, Nominating and Executive Committees) received an additional $5,000 per year. Each Outside Director has the right, prior to the annual meeting, to elect to receive such annual retainer in the form of options to purchase our Common Stock instead of cash, on the same terms as the annual grants to Outside Directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per share price of our Common Stock on the date of grant. In 2004, none of the directors chose to receive his or her retainer under these arrangements.

      Stock Compensation. Under our LTIP as amended, each Outside Director receives a grant of 30,000 non-qualified stock options (the “Initial Grant”) upon election as an Outside Director and a grant of non-qualified options for 11,250 shares on the date of each annual meeting, provided such member has been an Outside Director since the prior annual meeting (the “Annual Grant”). In addition, each Outside Director who serves as a standing committee chairperson receives 1,500 nonqualified options. The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election, and they are exercisable in full upon termination of the Outside Director’s services for any reason. Annual Grants are immediately exercisable upon grant. Both Initial Grants and Annual Grants expire 10 years after the date of grant.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

      Our Board of Directors currently consists of nine members. Our Board of Directors has nominated the following nine persons, all of whom currently serve as directors, for election as directors to serve until the 2006 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. All nominees except Andrew Cecere are either standing for re-election as a director or are executive officers of the Company. Mr. Cecere, who is standing for election for the first time, was recommended by other non-management directors, and was elected by the Board to fill a newly-created vacancy on the Board effective April 5, 2004. If any nominee is unable or declines to serve (a contingency which we do not now foresee), either the proxies named in the accompanying form will vote the shares represented by them for any nominee who may be nominated by the present Board of Directors to fill such vacancy, or the size of the Board will be reduced accordingly.

A. George Battle. Director since August 1996 and Chair of the Board of Directors since February 2002; member of the Audit Committee; Chair of the Governance, Nominating and Executive Committee; age 60.

From December 2000 until January 1, 2004, Mr. Battle served as Chief Executive Officer of Ask Jeeves, Inc. On January 1, 2004, he became Executive Chairman of Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen LLP and Accenture Ltd. Mr. Battle’s last position at Accenture was Managing Partner, Market Development, responsible for Accenture’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director of the following public companies in addition to Fair Isaac: Ask Jeeves, Inc.; and PeopleSoft, Inc. He is also a director of the following non-public companies: Alaska Travel Adventures; Masters Select Equity Mutual Fund; Masters Select International Mutual Fund; Masters Select Value Fund; and Masters Select Small Companies Fund. Mr. Battle is a Senior Fellow of the Aspen Institute and past President of the Board of Trustees of the Berkeley Repertory Theatre, past Chairman of the Board of the Head Royce School, and a national trustee of the Marcus A. Foster Educational Institute. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Andrew Cecere. Director since April 2004; member of the Audit Committee; age 44.

Mr. Cecere holds the position of Vice Chairman, Private Client, Trust and Asset Management of U.S. Bancorp, a position he has held since 2001. From 1985 through 2001, he held various senior financial executive positions with U.S. Bancorp and its predecessors, including Chief Financial Officer from 2000 to 2001, Vice Chairman for corporate trust and leasing business lines, a Member of U.S. Bancorp Operating Committee from 2000 to 2001, and manager of treasury management, international banking and government banking functions from 1999-2000. Mr. Cecere is not a director of any public company other than Fair Isaac. He serves on the board of overseers of the Carlson School of Management at the University of Minnesota, as a director of the Greater Twin Cities United Way, Capital City Partnership, and Delta Dental of Minnesota. Mr. Cecere received an undergraduate degree from the University of St. Thomas and an M.B.A. from the University of Minnesota.

Tony J. Christianson. Director since November 1999; member of the Compensation Committee; age 52.

Since 1980, Mr. Christianson has been a Managing Partner of Cherry Tree Investments, Inc., a private equity investment firm focused on application service providers, education businesses and information technology services companies. Mr. Christianson is a director of the following public company in addition to Fair Isaac: Transport Corp. of America. He is also a director of the following non-public companies: AmeriPride Services, Inc.; Capella Education Company; Dolan Media Company; and Peoples Education Holding, Inc. He also serves as the Chair of Adam Smith Companies, a closely held investment company; and a director of Greenspring Companies. He received an undergraduate degree from Saint John’s University, Collegeville, Minnesota, and an M.B.A. from the Harvard Business School.

Thomas G. Grudnowski. Director since December 1999; President and Chief Executive Officer; age 54.

Mr. Grudnowski joined the Company on December 2, 1999, as the Company’s President and Chief Executive Officer. From 1972 until December 1, 1999, he was employed by Accenture, Ltd. He was named a partner in 1983, and his last position at Accenture was Managing Partner in charge of e-commerce ventures. Mr. Grudnowski received an undergraduate degree from Saint John’s University, Collegeville, Minnesota.

Alex W. Hart. Director since August 2002; member of the Compensation Committee; age 64.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer of Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1996. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart is a director of the following public companies in addition to Fair Isaac: Global Payments, Inc., a payment services company; Shopping.com Ltd, an on-line comparison shopping service; and Silicon Valley Bancshares Inc., where he serves as Chairman of the Board. He served as a director of HNC Software Inc. (“HNC”) from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University.

Philip G. Heasley. Director since November 2000; Chair of the Compensation Committee; member of the Governance, Nominating and Executive Committee; age 55.

Since August 2003, Mr. Heasley has been a financial consultant and investor. From January 2001 through August 2003, he served as Chairman and Chief Executive Officer of Bank One’s First USA credit card unit. He was the President and Chief Operating Officer of U.S. Bancorp from July 1999 through November 2000, and Vice Chairman and President of its consumer products division from September 1993 until July 1999. Mr. Heasley is a director of the following public companies in addition to Fair Isaac: Fidelity National Financial, Inc.; Kintra Corporation; and Ohio Casualty Corporation. He is also a director of Public Radio International, and during the last five years he served as a director of: Schwan’s Enterprises, Inc.; Sun America, Inc.; Visa USA; and Visa International. His past civic board affiliations include Advantage Minnesota; the Minnesota Opera; the Saint Paul Chamber of Commerce; the Science Museum of Minnesota; and the Walker Art Center. He received an undergraduate degree from Marist College and an M.B.A. from Bernard Baruch Graduate School of Business, both in New York.

Guy R. Henshaw. Director since February 1994; Chair of the Audit Committee; member of the Governance, Nominating and Executive Committee; age 58.

Since October 1995, Mr. Henshaw has been a partner in Henshaw/ Vierra Management Counsel, L.L.C. He is also a Vice President of Eubel, Brady & Suttman Asset Management, an investment Management firm, located in Dayton, Ohio. From January 1992 until September 1995, he was Chairman and Chief Executive Officer of Payday, a payroll outsourcing services company. From 1984 to 1991, he was President, Chief Financial Officer and a director of Civic BanCorp. Mr. Henshaw is not on the board of any public company other than Fair Isaac. He serves as a director of the following non-public companies: Sleepy Cat Software, iSystems LLC and Research & Diagnostic Antibodies Inc. Mr. Henshaw is Chairman of the John Muir/ Mt. Diablo Health System and a Trustee of Ripon College. He received an undergraduate degree from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

David S. P. Hopkins. Director since August 1994; member of the Audit Committee; age 61.

Since January 1996, Dr. Hopkins has been Director of Quality Measurement and Improvement for Pacific Business Group on Health, a non-profit coalition of 45 large private and public sector employers. From January 1995 until January 1996, he was an independent consultant in health care. From 1993 to 1995, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. Mr. Hopkins is not a director of any public company other than Fair Isaac. He serves as a director of the Alan Guttmacher Institute; and he is a member of advisory boards to the Joint Commission on Accreditation of Healthcare Organizations and the National Quality Forum, a not-for-profit organization formed to create a national strategy for healthcare quality and reporting. Prior to 1993, he held a number of senior management positions with Stanford University and its medical facilities. He received an undergraduate degree from Harvard University, and a Ph.D. in Operations Research and an M.S. in Statistics from Stanford University.

Margaret L. Taylor. Director since December 1999; member of the Compensation Committee; age 53.

Since December 1999, Ms. Taylor has been President of PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/ server application software products. From 1989 until June 1999, she was a Senior Vice President of PeopleSoft, Inc. From 1986-88 she was Vice President, Trust and Investment Management of Hibernia Bank. Ms. Taylor is a director of the following public company in addition to Fair Isaac: Rightnow Technologies, where she is a member of the audit and compensation committees of the board of directors. She holds a B.A. in Psychology and Communications from Lone Mountain College in San Francisco, California.

      Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders. Officers serve until their successors are elected and qualified. There are no family relationships between any of the directors and any executive officer.

Vote Required

      A plurality of the votes cast is required for the election of each director.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

      It is the responsibility of the Audit Committee to select and retain independent auditors for the fiscal year ending September 30, 2005. The Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors for the Company’s fiscal year 2005. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our By-laws or otherwise, we are submitting the selection of Deloitte & Touche to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

      KPMG LLP (“KPMG”) served as our independent auditors from May 1991 through our 2004 fiscal year. On November 14, 2004, our Audit Committee dismissed KPMG as the Company’s independent accountants and appointed Deloitte & Touche as the Company’s new independent accountants. KPMG continued as the Company’s independent accountants through the completion of its audit of the Company’s consolidated financial statements as of and for the year ended September 30, 2004. This action effectively dismissed KPMG as the Company’s independent accountants for the fiscal year that commenced on October 1, 2004.

      The reports of KPMG on the Company’s consolidated financial statements for the fiscal years ended September 30, 2004, and 2003, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports on the Company’s consolidated financial statements for the fiscal years ended September 30, 2004, and 2003, made reference to the Company’s change in its method of accounting for goodwill.

      In connection with its audits of the Company’s consolidated financial statements for the fiscal years ended September 30, 2004, and 2003, and through the date of KPMG’s dismissal, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its reports on the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2004 and 2003. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal years ended September 30, 2004, and September 30, 2003, and through the date of KPMG’s dismissal.

      During the fiscal years ended September 30, 2004, and September 30, 2003, and through the date of Deloitte & Touche’s appointment, the Company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      The Company has provided a copy of the above disclosures to KPMG and Deloitte & Touche, each of which has concurred with substance thereof, as it relates to each of them, and within the scope of the knowledge and belief of each.

      Representatives of KPMG will not be present at the Annual Meeting, and, as a result, will not have the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2004, and September 30, 2003, and fees for other services rendered by KPMG LLP during those periods.

	2004	2003

Audit Fees	$2,381,000	$1,790,000
Audit Related Fees	149,000	127,000
Tax Fees	363,000	399,000
All Other Fees	—	—
Total	$2,893,000	$2,316,000

      Audit Fees. Audit fees consisted of fees for services rendered in connection with the annual audit of the Company’s consolidated financial statements, quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, fees for Securities and Exchange Commission (“SEC”) registration statement services, and fees for comfort letter procedures.

      Audit Related Fees. Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans and fees related to operational system attestation services.

      Tax Fees. Tax services consisted of fees for tax consultation and tax compliance services.

      The Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined these services for fiscal 2004 and 2003 were compatible. All of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2003 and 2004.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

      The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

      On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such pre-approvals are reported on at the next Audit Committee meeting.

Vote Required

      The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of December 3, 2004 (except as otherwise noted), by (a) each of our directors and nominees for director, (b) each of the executive officers named in the Summary Compensation Table below, (c) all of our executive officers and directors as a group, and (d) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock.

	Beneficial Ownership[1]
Directors, Nominees, Executive Officers
and 5% Stockholders	Number	Percent[2]

Neuberger Berman, LLC[3]	4,499,810	6.4%
605 Third Avenue
New York, NY 10158-3698
Kayne Anderson Rudnick Investment Management, LLC[4]	3,051,048	6.0%
1800 Avenue of the Stars, #200
Los Angeles, CA 90067
Thomas G. Grudnowski[5]	1,659,377	2.4%
Larry E. Rosenberger[6]	1,289,143	1.9%
Mark P. Pautsch[7]	157,195	*
Tony J. Christianson[8]	153,386	*
A. George Battle[9]	135,222	*
Chad L. Becker[10]	126,449	*
Margaret L. Taylor[11]	109,875	*
Guy R. Henshaw[12]	100,985	*
Steven A. Sjoblad[13]	97,729	*
David S. P. Hopkins[14]	88,500	*
Alex W. Hart[15]	81,623	*
Philip G. Heasley[16]	77,217	*
William F. Nowacki, Jr.[17]	0	*
Andrew Cecere	0	*
All executive officers and directors as a group (24 persons)[18]	4,510,962	6.7%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to February 1, 2005, the shares underlying those options are included in the number for such person as if such person had exercised those options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on Form 13F filed by this person as of September 30, 2004. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[4]	Information as to this person (including affiliated entities) is based on the report on Form 13F filed by this person as of September 30, 2004. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[5]	Includes options for 1,636,877 shares.

[6]	Includes options for 568,171 shares.

[7]	Includes options for 134,531 shares.

[8]	Includes options for 132,011 shares.

[9]	Includes options for 126,000 shares. Also includes 4,388 shares held by Mr. Battle’s son who resides with him and includes 337 shares held by his sister, as to which he has dispositive power. Mr. Battle disclaims beneficial ownership of such shares.

[10]	Includes options for 99,844 shares.

[11]	Includes options for 105,000 shares.

[12]	Includes options for 64,630 shares.

[13]	Includes options for 74,063 shares.

[14]	Includes options for 81,000 shares.

[15]	Includes options for 72,623 shares.

[16]	Includes options for 38,250 shares.

[17]	Mr. Nowacki’s employment with the Company terminated on August 6, 2004. As to Mr. Nowacki, this information is given as of that date.

[18]	Includes shares described in notes 5 through 17, above, including a total of 3,487,375 shares subject to options exercisable on or prior to February 1, 2005, by all the persons in this group.

EXECUTIVE COMPENSATION

Compensation

      The following table sets forth the cash and non-cash compensation awarded to, earned by, or paid to (a) the Chief Executive Officer, (b) each of our other four most highly compensated executive officers at the end of the Company’s 2004 fiscal year, and (c) one other person who would have been in the group described in subparagraph (b) immediately preceding but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2004. The information is presented for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended September 30, 2004.

Summary Compensation Table

		Annual Compensation[1]			Long Term Compensation

					Awards		Payouts
				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
		Salary	Bonus	sation	Awards[2]	Options	Payouts	sation[3]
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Thomas G. Grudnowski	2004	$596,155	$0	$443 [4]	0	562,500	0	0
President and Chief	2003	550,000	500,000	4,369 [4]	0	300,000	0	0
Executive Officer	2002	530,128	840,000	0	0	225,000	0	0
Steven A. Sjoblad	2004	$362,693	0	0	0	30,000	0	$8,616
Vice President,	2003	344,713	$40,636	0	0	97,500	0	8,334
Consumer Solutions	2002	287,372	38,750	0	$455,940	67,500	0	4,151
William F. Nowacki, Jr.[5]	2004	$348,929	0	0	0	45,000	0	$8,200
Vice President and Chief	2003	238,154	0	0	0	75,000	0	8,000
Marketing Officer	2002	0	0	0	0	0	0	0
Larry E. Rosenberger	2004	$336,345	0	0	0	42,500	0	$19,540
Vice President, Research and	2003	318,855	$42,392	0	0	60,000	0	19,340
Development	2002	308,992	28,340	0	$455,940	67,500	0	20,757
Mark P. Pautsch	2004	$329,884	0	0	0	22,500	0	$8,200
Vice President and	2003	318,855	$38,402	0	0	60,000	0	8,662
Chief Information Officer	2002	309,439	80,438	0	$455,940	67,500	0	7,423
Chad L. Becker	2004	$329,884	0	0	0	50,000	0	$8,200
Vice President,	2003	318,855	$54,382	0	0	75,000	0	8,662
General Manager	2002	269,192	14,550	0	$455,940	45,000	0	7,843

[1]	For Mr. Grudnowski, represents salary, bonus, and other annual compensation earned during the indicated fiscal year, including portions thereof paid following the end of the fiscal year. For all other persons in this table, represents salary and bonus paid during the fiscal year, regardless of when earned.

[2]	The shares of restricted stock reflected in the table were issued under our SBP, which was designed to motivate and retain key employees in connection with the business integration challenges presented by our acquisition of HNC. These restricted shares were issued on August 5, 2002, the closing date of our acquisition of HNC. The dollar figures in this column are each computed by multiplying (a) the total number of shares of restricted stock awarded to each specified person (14,900 shares, on a pre-split basis), and (b) the closing sales price per share on August 5, 2002 ($30.60). Unrestricted ownership of these shares vests without cost to the holder in four equal annual installments beginning August 5, 2003, subject to the holder’s continued employment with the Company on the vesting date. Dividends will be paid on the shares of restricted stock held by the persons named. As of September 30, 2004, each person identified in the table as a holder of restricted stock held, subject to the restrictions described above, 11,174 shares of such stock, with an aggregate value of $326,280, except for Mr. Steven A. Sjoblad, whose employment with the Company terminated as of December 9, 2004, as a result of which he forfeited 11,174 shares in his name and subject to restriction on that date.

[3]	Except as otherwise described in this footnote, represents for fiscal 2004 the value of employer contributions to accounts of each of the named persons in the Company’s 401(k) Plan. The amount shown in this column for Mr. Rosenberger in both 2003 and 2004 includes a supplemental payment of $11,340 he received under a special provision made by the Board in 1999, upon termination of the Fair, Isaac Pension Plan. In 2002 this supplemental payment was $9,639. Also in 2002, Mr. Rosenberger received $1,417 and Mr. Becker $8 as dividends on shares held in a Company ESOP, which amounts are included in this column.

[4]	Represents cash payments to Mr. Grudnowski to cover certain tax obligations related to the value of his use of a Company-owned aircraft. This value was determined to be $591 in 2004 and $14,751 in 2003.

[5]	Mr. Nowacki was employed by the Company in the capacity indicated from the beginning of fiscal year 2004 through August 6, 2004, as of which date his employment with the Company terminated.

      The following table sets forth certain information concerning options to purchase Company stock granted during fiscal 2004 to the persons named in the “Summary Compensation Table.”

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees	Exercise		Option Term[5]
	Options	in Fiscal	Price Per	Expiration
Name	Granted	Year[4]	Share	Date	5%	10%

Thomas G. Grudnowski	562,500[1]	10.6%	$39.58	04/30/11	$9,442,740	$22,153,690
Steven A. Sjoblad	30,000[2]	0.6%	$35.50	11/16/13	$669,541	$1,696,614
William F. Nowacki, Jr.	45,000[2]	0.8%	$35.50	11/16/13	$1,004,311	$2,544,922
Larry E. Rosenberger	20,000[3]	0.4%	$28.75	08/01/14	$361,489	$916,013
	22,500[2]	0.4%	$35.50	11/16/13	$502,156	$1,272,461
Mark P. Pautsch	22,500[2]	0.4%	$35.50	11/16/13	$502,156	$1,272,461
Chad L. Becker	20,000[3]	0.4%	$28.75	08/01/14	$361,489	$916,013
	30,000[2]	0.6%	$35.50	11/16/13	$669,541	$1,696,614

[1]	Granted at fair market value on January 30, 2004, vesting in three equal increments on January 30 of each of the three years commencing January 30, 2005.

[2]	Granted at fair market value on November 17, 2003, vesting in 25% increments annually on November 17 of each of the four years commencing on November 17, 2004.

[3]	Granted at fair market value on August 2, 2004, vesting in 25% increments annually on August 2 of each of the four years commencing on August 2, 2005.

[4]	Based on approximately 5,319,447 options granted to employees in fiscal 2004.

[5]	The 5% and 10% rates of appreciation are specified for illustrative purposes as required by the SEC and are not intended to forecast future appreciation, if any, of our stock. If our stock does not increase in value above the exercise price, then the option grants described in the table will be valueless.

      The following table sets forth certain information concerning the exercise, availability and value of options to purchase Company stock granted during fiscal 2004 to the persons named in the “Summary Compensation Table.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at FY End		at FY End[2]
	Acquired	Value
Name	on Exercise	Realized[1]	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Grudnowski	150,000	$3,818,550	1,318,128	984,372	$19,682,461	$1,368,491
Steven A. Sjoblad	108,750	$1,622,452	25,313	162,187	$193,429	$490,944
William F. Nowacki, Jr.	0	$0	18,750	0	$0	$0
Larry E. Rosenberger	0	$0	530,671	138,125	$8,656,433	$458,646
Mark P. Pautsch	318,750	$4,666,506	97,031	126,562	$1,422,766	$543,515
Chad L. Becker	25,314	$655,334	74,999	132,967	$700,441	$325,890

[1]	Equal to the closing sales price of our Common Stock as reported by the New York Stock Exchange on the date the options were exercised, less the exercise price.

[2]	Based on the closing sales price of our Common Stock as reported by the New York Stock Exchange on September 30, 2004 ($29.20), less the exercise price.

      The following table provides certain information as of September 30, 2004, with respect to our equity compensation plans:

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued upon	Weighted Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders[1]	11,853,153	$26.49	2,399,658[2]
Equity compensation plans not approved by security holders[3]	2,687,765	$23.83	1,882,884

Total	14,540,918	$25.99	4,282,542

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the LTIP; and 11 plans or arrangements acquired as part of our acquisition of HNC (these HNC security holder approved legacy plans are collectively referred to as the “HNC Legacy Approved Plans”). A total of 1,931,568 shares of Common Stock are available for future issuance under the HNC Legacy Approved Plans. The HNC Legacy Approved Plans and the number of shares of Common Stock available for future issuance at September 30, 2004, under each such plan are the following: 1995 Center for Adaptive Systems Applications, Inc. Stock Plan, 8,651; 1995 Compreview, Inc. Plan, 7,613 shares; 1995 Equity Incentive Plan, 692,483 shares; 1995 Directors Plan, 152,994 shares; 1996 Aptex Software Equity Incentive Plan, 157,696 shares; 1998 Practical Control Systems Stock Option Plan, 66,855 shares; 1999 Onyx Technologies Stock Plan, 880 shares; 1999 Systems/ Link Corporation Option Plan, 7,502 shares; the 1999 eHNC Equity Incentive Plan, 100,575 shares; 2000 Advanced Information Management Solutions, Inc. Plan, 167 shares; 2001 Equity Incentive Plan, 736,152 shares. Each of the HNC Legacy Approved Plans permits the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. Each of HNC Legacy Approved Plans permits the issuance of options through the tenth anniversary of the plan’s adoption. Under NYSE rules, use of HNC Legacy Approved Plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under any of the HNC Legacy Approved Plans since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under any of these plans. The HNC Legacy Approved Plans are available as exhibits to the Company’s Annual Report to the SEC on Form 10-K.

[2]	Under the LTIP, a number of shares equal to 4% of the number of shares of our Common Stock outstanding on the last day of the preceding fiscal year is available for grant under that plan in each fiscal year. The amount shown in the table does not include the additional shares that became available for grant on October 1, 2004.

[3]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the EIAP; the SBP; the 1995 Retek Distribution Corporation stock option arrangements; the HNC 1998 Stock Option Plan; and individual option grants to some of our executive officers and our Chairman of the Board. Under each of the individual option grants, the exercise price of the options was equal to the fair market value on the date of grant and, except in one case noted below, the options vest in equal installments over four years. The recipients of these options, the grant date and the number of outstanding shares covered by the options are as follows: Thomas G. Grudnowski, August 1999, 742,500 shares (options vest 25% on the first anniversary of the grant date and in equal monthly installments thereafter during ensuing three years); Thomas G. Grudnowski; May and November 2001, 225,000 shares; Mark P. Pautsch, August 2000, 97,031 shares; and A. George Battle, February 2002, 16,875 shares. A total of 17,746 shares of Common Stock are available for future issuance under the 1995 Retek arrangements, and 333,436 shares of Common Stock are available for future issuance under the HNC 1998 Stock Option Plan. All options granted under the 1995 Retek arrangements and the HNC 1998 Stock Option Plan must be granted through the tenth anniversary of the plan’s adoption, must have an exercise price equal to the fair market value on the date of grant, and generally vest over four years.

Executive Officer Employment Agreements — Thomas G. Grudnowski

      Mr. Thomas G. Grudnowski has served as the Company’s Chief Executive Officer and as a director since December 2, 1999. From that date through its expiration by its terms on December 2, 2003, Mr. Grudnowski’s employment relationship with the Company was governed by an employment agreement dated August 23, 1999, and amended in December 1999, and December 2001 (the “1999 Grudnowski Employment Agreement”).

      The 1999 Grudnowski Employment Agreement provided that, beginning in fiscal 2002, Mr. Grudnowski’s annual base salary was $550,000, and his incentive award ranged from zero to twice his base salary, with a target equal to his base salary, depending on the achievement of certain strategic, business and financial objectives mutually determined by Mr. Grudnowski and our Board of Directors within 90 days following the beginning of the fiscal year. Pursuant to the 1999 Grudnowski Employment Agreement, Mr. Grudnowski received options vesting over four years to purchase up to 1,417,500 shares of our Common Stock, with an exercise price equal to the fair market value as of August 23, 1999, and options to purchase 135,000 shares of our Common Stock, with an exercise price equal to the fair market value as of December 3, 1999, which vested January 1, 2000. The 1999 Grudnowski Employment Agreement provided that, in the event of Mr. Grudnowski’s early termination other than for “cause,” or upon a change in control of the Company, or upon termination of employment owing to Mr. Grudnowski’s death or disability, his options to purchase our Common Stock would vest fully. The 1999 Grudnowski Employment Agreement further provided that if we terminated Mr. Grudnowski’s employment without cause, then we would pay Mr. Grudnowski, among other things, twice Mr. Grudnowski’s base salary at the time of termination and twice the incentive award received by Mr. Grudnowski for the fiscal year immediately prior to termination.

      On January 30, 2004, we entered into a new employment agreement (the “2004 Grudnowski Employment Agreement”) with Mr. Grudnowski. The material provisions of this agreement are summarized below.

Term. The 2004 Grudnowski Employment Agreement provides for Mr. Grudnowski’s employment as the Company’s Chief Executive Officer through January 30, 2009. This agreement will continue from year to year thereafter, unless either party gives the other party 60 days’ notice of termination.

Directorship. The 2004 Grudnowski Employment Agreement provides that the Company will nominate Mr. Grudnowski to serve as a director for so long as he is the Company’s Chief Executive Officer.

Salary. Mr. Grudnowski’s initial base salary is $625,000 per year, subject to annual performance-based review and upward adjustment. Downward adjustments to Mr. Grudnowski’s salary may only be made if such reductions are a part of a general reduction in the base salary for all executive officers of the Company.

Bonus. Mr. Grudnowski is eligible for an annual cash bonus of zero to two times his annual base salary, depending on the achievement of certain strategic, business, and financial objectives determined by the Compensation Committee in consultation with Mr. Grudnowski. The amount thus determined will be paid within 60 days following the end of each Company fiscal year. Mr. Grudnowski does not participate in any of the Company’s other cash bonus plans.

Stock Options. Mr. Grudnowski was awarded options under the LTIP to purchase 562,500 shares of Common Stock, at their closing fair market value on January 30, 2004. For fiscal years 2004 through 2007, Mr. Grudnowski will be awarded options under the LTIP to purchase between zero and 300,000 shares, subject to adjustment for stock splits (beyond the March 10, 2004, stock split which is already reflected in these figures) and dividends, pursuant to a formula depending on the Company’s performance relative to the annual “total shareholder return” (including market performance and dividend payment) for companies listed on the S&P 900 Index compounded over the three-year period ending on the last day of the applicable fiscal year. The calculations required by the 2004 Grudnowski Employment Agreement will be performed by an executive compensation firm retained by the Company, and the options will be awarded within five days after their completion. All these options vest in equal increments over three years, on each anniversary of the award date, subject to the terms of the LTIP and a stock option agreement. The Company may also, in its sole discretion, grant Mr. Grudnowski additional options if such grant is deemed appropriate, and no grant shall be made if the Company believes in good faith that such grant would violate applicable law or exchange rules.

Other Benefits. Mr. Grudnowski participates in the Company’s general employee benefits plans and programs. The Company provides Mr. Grudnowski with $500,000 in group term life insurance and four weeks’ paid vacation.

Other Agreements. Mr. Grudnowski reaffirmed certain customer confidentiality and non-disclosure agreements to which he was a party. Mr. Grudnowski and the Company also entered into a Management Agreement, the provisions of which are described below. The Management Agreement provides that, if severance or benefits payments are made under it, those payments are in lieu of similar benefits under any other agreement. Therefore, effectively, if any severance and benefits payments were made to Mr. Grudnowski under the 2004 Grudnowski Employment Agreement, the similar provisions of the Management Agreement would not apply, although the remainder of the Management Agreement would continue in effect, to the extent applicable.

Payments on Termination. If Mr. Grudnowski’s employment is terminated while the 2004 Grudnowski Employment Agreement is in effect (a) by the Company other than for “cause,” or (b) by Mr. Grudnowski for “good reason,” or (c) because the agreement is otherwise not renewed because of Mr. Grudnowski’s retirement or because either party has given the other a termination notice, then the Company will pay Mr. Grudnowski: (a) two times his then-current base salary, plus (b) two times the cash incentive award earned by him in the Company’s last fiscal year, plus (c) any earned but unpaid compensation. In the event of Mr. Grudnowski’s resignation, termination for cause, death or disability, Mr. Grudnowski or his estate will receive earned but unpaid compensation.

Executive Officer Employment Agreements — Mark P. Pautsch

      We entered into an employment agreement dated August 8, 2000, with Mark P. Pautsch (the “Pautsch Employment Agreement”). Mr. Pautsch has served as the Company’s Vice President and Chief Information Officer since that date. The Pautsch Employment Agreement provides that Mr. Pautsch’s starting salary will be $250,000 and that Mr. Pautsch will receive annual increases for the next four years in an amount equal to at least eight percent of his starting salary. Mr. Pautsch is eligible under the Pautsch Employment Agreement to receive a target incentive award of 65% of his base salary, with an actual award of between zero and twice the target amount. Such incentive award is dependent, in part, on Company performance and is administered under the Company’s Management Incentive Plan. Pursuant to the Pautsch Employment Agreement, the Company granted Mr. Pautsch options vesting over four years to purchase 258,750 shares of Common Stock, with an exercise price equal to the fair market value on August 8, 2000. The options to purchase Common Stock vest fully upon a change in control of the Company, coupled with an adverse change in employment, or upon termination of employment owing to Mr. Pautsch’s death or disability. If the Company terminates Mr. Pautsch’s employment without cause, options to purchase Common Stock vesting within twelve months following the date of his termination shall vest immediately, and, if Mr. Pautsch wishes to exercise them, he must do so within 90 days following his termination. The Pautsch Employment Agreement further provides that if the Company terminates Mr. Pautsch’s employment without cause, then the Company will pay Mr. Pautsch, among other things, twice Mr. Pautsch’s base salary at the time of termination and an amount equal to the incentive award Mr. Pautsch would have been eligible to receive in the next two years, had he not been terminated. The amount calculated based upon his incentive award eligibility is calculated on the assumption that targets for which Mr. Pautsch is responsible would have been achieved. Mr. Pautsch also received a $40,000 signing bonus, which was paid on January 1, 2001.

Executive Officer Change-in-Control Arrangements

      Each of Messrs. Grudnowski, Becker, Nowacki, Rosenberger, and Sjoblad is, or was during the period of their fiscal 2004 employment by us, a party to a Management Agreement with the Company. Subject to certain provisions in these agreements, each officer who is a party to a Management Agreement is eligible for the following benefits, among others, if such officer’s employment is terminated or the officer’s responsibilities or compensation are materially diminished within one year following the occurrence of specified events generally involving a change in control of the Company: (a) a payment equal to such officer’s annual base compensation then in effect, plus an amount equal to such officer’s bonus or cash incentive payment for the fiscal year preceding the change in control; (b) the immediate vesting of all stock options and satisfaction of the restrictions on any restricted stock held; and (c) the right to continue to participate in any health, disability and life insurance plan or other program then in effect. Change-in-control events potentially triggering benefits under the Management Agreements would occur if any person acquires 30% or more of our outstanding Common Stock, and the current directors and those elected directors under normal circumstances cease to be a majority of the Board, or if a merger or other business combination occurs and our stockholders receive less than 70% of the resulting equity. Mr. Grudnowski’s eligibility to receive salary and benefits payments under his Management Agreement may be affected by his receipt of similar payments under the 2004 Grudnowski Employment Agreement, as described above. The Pautsch Employment Agreement, which is also described above, contains change-in-control provisions applicable to Mr. Pautsch.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      This Audit Committee is composed of four directors, each of whom has been determined by the Board to be an “independent director” under the Company’s guidelines and the New York Stock Exchange listing requirements. The members of the Audit Committee are A. George Battle, Andrew Cecere, Guy R. Henshaw and David S. P. Hopkins. The Board has determined that Mr. Battle is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the Exchange Act. The Audit Committee selects and retains the Company’s independent accountants, and assists the Board in its oversight of the integrity of the Company’s financial statements, including the performance of our independent accountants in their audit of our annual financial statements. The Audit Committee meets with management and the independent accountants as may be required. The independent accountants have full and free access to the Audit Committee without the presence of management. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling these responsibilities.

      On July 30, 2002, the Sarbanes-Oxley Act of 2002 (the “Act”) was signed into law. Various requirements of the Act pertaining to the work of the Audit Committee became effective during fiscal 2003. The Company is required to implement the requirements of Section 404 of the Act regarding management assessment of internal controls in fiscal 2005. The Audit Committee has met with representatives of management, legal counsel and our independent accountants to further its understanding of the Act’s provisions. It also reviewed processes that already are in place as well as those processes that will be required to comply with the requirements of the Act as they become effective.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent accountants. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent accountants, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2004. This review included a discussion of the quality and the effectiveness of our financial reporting and controls, including the clarity of disclosures in the financial statements.

      In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent accountants in fiscal 2004. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      KPMG also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG the firm’s independence.

      On November 14, 2004, the Audit Committee approved the dismissal of KPMG and appointed Deloitte & Touche LLP as the Company’s independent accountants for fiscal 2005. The change in auditing firms was not the result of any disagreements between the Company and KPMG on any matter of accounting principles or practices, consolidated financial statement disclosures or auditing scope or procedure.

      Based upon the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

      Submitted by the Audit Committee of the Board of Directors.

A. George Battle

Andrew Cecere
Guy R. Henshaw (Chair)
David S. P. Hopkins

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined by the Board to be an “independent director” under the Company’s guidelines and the New York Stock Exchange listing requirements. The Compensation Committee determines all aspects of the compensation of our executive officers and considers and makes recommendations to the Board concerning action with respect to broadly based compensation and benefits plans. The Compensation Committee also administers the Company’s 1992 Long-term Incentive Plan (“LTIP”), its 2003 Employment Inducement Award Plan (“EIAP”), its 2002 Stock Bonus Plan (“SBP”), and several stock-based compensation plans assumed by the Company pursuant to acquisitions. The Compensation Committee operates under a charter, which is available on the Company’s web site.

      Our executive compensation program is designed to be market competitive while meeting the primary goals of attracting and retaining well-qualified individuals. Significant portions of executive compensation are tied to achieving targets for revenue growth and operating margin, and aligning our executives’ interests with those of our stockholders through the use of stock-based compensation. The Compensation Committee retains the services of a qualified executive compensation consulting firm in connection with its work.

      In fiscal 2004, our executive compensation program consisted of three core components: annual base salary, participation in our cash incentive bonus plan, and the opportunity to receive equity awards under the Company’s stock-based compensation plans.

      Executive officers were eligible to participate in the same health and welfare benefits plans as our general employee population. These include group health and life insurance, participation in the employee stock purchase and 401(k) plans, and a profit sharing contribution to the 401(k) accounts made at the discretion of the Board of Directors. Executive officers are also eligible to participate in a Supplemental Retirement and Savings Plan.

Annual Base Salary

      The Compensation Committee determines the annual base salary of each of our executive officers, including the Chief Executive Officer, subject to the provisions of any employment agreements. Salaries are determined annually by considering the officer’s duties and responsibilities, the officer’s demonstrated ability to impact the Company’s operations and profitability, the officer’s experience and past individual performance, operational and strategic Company performance, competitive market practices and internal equity factors.

Incentive Bonus Plans

      Substantially all of the Company’s employees participate in incentive plans based on the Company’s performance against established incentive plan goals for revenue growth and operating margin set by the Board of Directors at the commencement of each fiscal year. For fiscal 2004, two such plans were approved by the Board of Directors: the Broad-Based Incentive Plan, for non-executive employees; and the Management Incentive Plan, for vice presidents and certain other senior leaders. Each of these plans provided for semi-annual payouts, with a pool of funds available for distribution based upon the Company’s performance against pre-established goals, and the payout range assigned to individual participants in each plan determined at the beginning of the fiscal year based upon the participant’s scope of responsibility. The midpoint of a participant’s payout range represented his/her targeted payout level, with this value increasing commensurate with level of responsibility. The Compensation Committee sets the incentive compensation payout range for each of the executive officers. During fiscal 2004, the Management Incentive Plan involved two performance factors: a quarterly evaluation of the Company’s actual performance in relation to revenue growth and operating margin goals previously established by the Board of Directors; and the Committee’s semi-annual assessment of individual participant performance. Company performance against established incentive plan goals determined the size of the overall incentive pool available for payout each semi-annual cycle, while individual participant performance determined the point in each participant’s payout range used for incentive calculation.

      Total payments under these two plans during fiscal 2004 were substantially below targeted levels because Company performance, primarily in the revenue growth category, fell below the target goals in the incentive plan. Because Company performance was below targeted levels, no incentive bonus plan awards were paid with respect to fiscal 2004 to any executive officer, including the Chief Executive Officer, consistent with the Compensation Committee’s philosophy of maximizing the alignment between senior management compensation and growth of stockholder value.

Stock-Based Compensation Plans

      The Compensation Committee administers the LTIP, the EIAP, the SBP, and certain other assumed plans described below. The primary purpose of these plans is to align the interests of the Company’s workforce, including senior management, with the interests of its stockholders. Individual awards under all of these plans are granted based on assigned level of responsibility and individual performance.

      The LTIP is the principle vehicle by which stock-based compensation is awarded to our employees and executive officers. Awards under the LTIP are made to prospective employees, to induce them to accept employment with the Company, and to existing employees, to recognize individual contributions and to foster retention. Grants under the LTIP, including grants to senior executives, are designed to meet these objectives. The options awarded under the LTIP to Messrs. Grudnowski, Sjoblad, Nowacki, Rosenberger, Pautsch and Becker in fiscal 2004 are reflected in this Proxy Statement, in the table captioned “Option Grants in Last Fiscal Year.”

      The EIAP was adopted in November 2003 following a detailed analysis of our anticipated acquisition-driven growth and a determination that existing equity plans would provide an insufficient number of options to effectively support this growth. The EIAP was initially used to grant options to new hires below the senior executive level, outside the acquisition context. In May 2004, the Compensation Committee determined to discontinue such use of this plan and to use it solely on acquisition-related grant activity. Consistent with this decision, option awards under the EIAP were made after May 2004 only in connection with our London Bridge and Braun Consulting acquisitions. Under both the LTIP and the EIAP, the Compensation Committee may award our executive officers options to purchase our Common Stock or shares of restricted stock. The exercise price for all options granted under these plans must be at least equal to the fair market value of the shares on the date of grant. Grants under both plans typically vest over an extended period of time, consistent with the Committee’s intent to foster retention.

      The SBP was adopted to provide stock-driven incentives to key employees to motivate and reward the successful completion of the HNC acquisition and integration of the HNC business. Under this plan, the Compensation Committee may award stock to key employees, subject to terms and conditions, including vesting requirements and price, specified by the Compensation Committee at the time of the award and memorialized in a written agreement between the Company and the recipient. After the initial 2002 awards under the SBP, no further shares were available for award under this plan, and new shares would only be available to the extent that the initial awards were forfeited before the restrictions lapsed. In 2003 and 2004, no awards of restricted stock were made under this plan. Awards issued in 2002 to named executives under the SBP are described elsewhere in this Proxy Statement, under the heading “Executive Compensation,” in the table captioned “Compensation Table.”

      In certain cases where we accomplished acquisitions by purchasing the stock of the acquired entity, some of our senior executives who were employees of these companies hold options originally granted under plans of the predecessor entity.

Limits on Tax-Deductible Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to our Chief Executive Officer and four highest paid executives employed at the last day of the fiscal year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company has not adopted any formal policy with respect to Section 162(m), although the Compensation Committee generally structures compensation to be deductible and considers the cost and value to the Company in making compensation decisions that could result in non-deductibility. The Compensation Committee has on occasion made decisions that have resulted or may result in non-deductible compensation. The Compensation Committee believes that these decisions were appropriate and in the best interests of the Company.

CEO Compensation

      The 1999 Grudnowski Employment Agreement was negotiated in connection with our hiring of Mr. Grudnowski as Chief Executive Officer. The 1999 Grudnowski Employment Agreement terminated according to its terms as of December 1, 2003. While in effect, it provided for an annual base salary of $550,000 for fiscal 2003, and a bonus of between $0 and $1,100,000, based upon the Company achieving certain business and financial objectives mutually agreed upon between Mr. Grudnowski and the Board of Directors of the Company.

      In January 2004, the Company and Mr. Grudnowski completed negotiations concerning a new employment agreement, the 2004 Grudnowski Employment Agreement, which was signed on January 30, 2004. The underlying philosophy of this agreement is consistent with the philosophy generally applicable to all of the Company’s executive officers, as described above in this report. A more detailed description of the terms of the 2004 Grudnowski Employment Agreement is contained elsewhere in this Proxy Statement under the heading “Executive Officer Employment Agreements — Thomas G. Grudnowski.”

      Under the 2004 Grudnowski Employment Agreement, Mr. Grudnowski received on January 30, 2004, options under the LTIP to purchase 562,500 shares of the Company’s Common Stock. In October 2004, as part of Mr. Grudnowski’s annual performance review, additional options to purchase 150,000 shares of Common Stock were granted under the LTIP to Mr. Grudnowski based on the formula set out in the 2004 Grudnowski Employment Agreement. All Mr. Grudnowski’s options under the 2004 Grudnowski Employment Agreement vest in three equal installments on each of the next three anniversaries of the grant, and expire if unexercised by April 30, 2011.

      The Compensation Committee took action in November 2004 to determine Mr. Grudnowski’s incentive bonus for fiscal 2004 under the criteria set forth in the 2004 Grudnowski Employment Agreement. This determination was based on a review of Company performance against the established, Company-wide goals under the Management Incentive Plan applicable to other executives. The Company only partially achieved the targeted objectives. Although a partial payout had been funded and could have been made under the initial terms of the plan, consistent with the treatment of other executive officers under the Management Incentive Plan, no cash incentive bonus for fiscal 2004 was awarded to Mr. Grudnowski. Also in November 2004, the Compensation Committee considered Mr. Grudnowski’s base salary and made no base salary adjustment.

Tony C. Christianson

Alex W. Hart
Philip G. Heasley (Chair)
Margaret L. Taylor

Compensation Committee Interlocks and Insider Participation

      Tony C. Christianson, Alex W. Hart, Philip G. Heasley and Margaret L. Taylor served as the members of our Compensation Committee for the fiscal year ended September 30, 2004. Messrs. Christianson, Hart and Heasley and Ms. Taylor are non-employee directors. None of our executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during the fiscal year ended September 30, 2004.

PERFORMANCE GRAPH

      The following graph shows the total stockholder return of an investment of $100 in cash on September 30, 1999, in (a) the Company’s Common Stock, (b) the Research Data Group, Inc. Indices for the Standard & Poors’ 500 Stocks (U.S. Companies), and (c) the Standard & Poors’ 500 Application Software Index, in each case with reinvestment of dividends. These indices relate only to stock prices and do not purport to afford direct comparison of the business or financial performance of the companies. The Company does not believe there are any publicly traded companies that compete with the Company across the full spectrum of our product and service offerings.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

Among Fair Isaac Corporation,
the S&P 500 Index, and the S&P Application Software Index

INDEXED RETURNS

	Years Ending September 30

Company/Index	1999	2000	2001	2002	2003	2004

FAIR ISAAC	100	152.37	253.24	263.48	475.81	354.16
S&P 500 INDEX	100	113.28	83.13	66.10	82.22	93.63
S&P 500 APPLICATION SOFTWARE	100	148.44	47.79	34.67	49.34	51.10

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act, and the rules of the SEC thereunder, require our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of their ownership and changes in ownership of our Common Stock with the SEC. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time, except that, in November 2004 it was discovered that Mr. Heasley had inadvertently failed to file a report on SEC Form 4 with respect to his sale of 4,500 shares (on a pre-split basis) of stock in March 2003. Promptly upon learning of this omission, on November 29, 2004, an amended Form 4 for the appropriate period was filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      One of Mr. Grudnowski’s children is employed as an attorney in the Company’s legal department and was paid total compensation in excess of $60,000 in fiscal 2004. This compensation is consistent with the Company’s compensation policies and the Company believes that it is also consistent with prevailing market rates for comparable positions.

SUBMISSION OF PROPOSALS OF STOCKHOLDERS

      Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2006 Annual Meeting of Stockholders, the proposal must be received at our Office of the Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on October 3, 2005, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to the Office of the Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

      In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought before the 2006 Annual Meeting by a stockholder, the stockholder must give timely written notice thereof to the Office of the Secretary and must otherwise comply with our By-laws. Our By-laws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices not fewer than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. If the Company gives fewer than 70 days’ notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder’s notice must be received no later than the earlier of (a) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (b) two days prior to the scheduled meeting date.

By Order of the Board of Directors

ANDREA M. FIKE
Vice President, General Counsel and Secretary

Dated: December 28, 2004

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 1, 2005

     The undersigned hereby appoints Andrea M. Fike, Nancy E. Fraser or Thomas G. Grudnowski or any of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 1, 2005, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” ITEM 2.

(Continued to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Admission Ticket

FAIR ISAAC CORPORATION
2005 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET

Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors

FOR ALL NOMINEES BELOW (except as indicated)		WITHHOLD FOR ALL NOMINEES BELOW (except as indicated)
☐		☐
Nominees:	01 A. George Battle,	02 Andrew Cecere,
	03 Tony J. Christianson,	04 Thomas G. Grudnowski,
	05 Alex W. Hart,	06 Phillip G. Heasley,
	07 Guy R. Henshaw,	08 David S. P. Hopkins,
09 Margaret L. Taylor

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	In their discretion upon such other business as may properly come before the meeting.

(INSTRUCTION: To withold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

I plan to attend the Meeting:	☐

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)

Signature(s)	Dated	,	2005

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 days a Week

Internet and Telephone voting is available through 11:59PM Eastern Time the business day prior to annual meeting day.

Your internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
1-800-435-6710
http://www.eproxy.com/fic		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

You can view the Annual Report and Proxy Statement on the internet at www.fairisaac.com.	If you vote your proxy by internet or telephone, you do NOT need to mail back your proxy card.

▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.

PLEASE ADMIT:	NON-TRANSFERABLE

Admission Ticket

FAIR ISAAC CORPORATION
2005 ANNUAL MEETING
OF STOCKHOLDERS
ADMISSION TICKET

Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.